Exhibit 5.1

[Letterhead of Kramer Levin Naftalis & Frankel LLP]

June __, 2022

Qomolangma Acquisition Corp.

1178 Broadway, 3rd Floor

New York,

New York 10001

Ladies and Gentlemen:

We have acted as counsel to Qomolangma Acquisition Corp., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), with respect to the registration under the Securities Act of 1933 (the “Act”) of (i) 5,750,000 units (the “Units”), each comprised of one share of common stock, par value $0.0001 per share of the Company (the “Common Stock”), one right to receive one-tenth (1/10) of one share of Common Stock (the “Rights”), and one warrant, each representing the right to purchase one share of Common Stock (the “Warrants”), and (ii) 75,000 shares of Common Stock to be issued to Ladenburg Thalmann & Co. Inc., as representative of the underwriters (the “Representative Shares”).

We have reviewed copies of the Registration Statement, the Certificate of Incorporation of the Company, the By-laws of the Company and resolutions of the Board of Directors of the Company.

We have also reviewed such other documents and made such other investigations as we have deemed appropriate. As to various questions of fact material to this opinion, we have relied upon statements, representations and certificates of officers or representatives of the Company, public officials and others. We have not independently verified the facts so relied on.

Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the shares of Common Stock will, when issued and sold in the manner described in the Registration Statement, be legally issued, fully paid and non-assessable.

1. When the Registration Statement relating to the Units has become effective under the Act and the Units have been duly issued and sold as contemplated by the Registration Statement so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Units will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

2. When the Registration Statement has become effective under the Act, the Units have been validly issued and sold as contemplated by the Registration Statement and the terms of the shares of Common Stock included in the Units and Representative Shares have been duly established in conformity with the Company’s certificate of incorporation, the shares of Common Stock will be validly issued, fully paid and nonassessable.

3. When the Registration Statement has become effective under the Act, the Units have been validly issued and sold as contemplated by the Registration Statement, a rights agreement (the “Rights Agreement”) between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent, has been duly authorized, executed and delivered by each of the parties thereto and the terms of the Rights have been duly established in conformity with the Rights Agreement so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Rights included in such Units will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4. When the Registration Statement has become effective under the Act, the Units have been validly issued and sold as contemplated by the Registration Statement, a warrant agreement (the “Warrant Agreement”) between the Company and American Stock Transfer & Trust Company, LLC, as Warrant Agent, has been duly authorized, executed and delivered by each of the parties thereto and the terms of the Warrants have been duly established in conformity with the Warrant Agreement so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Warrants included in such Units will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We do not express any opinion with respect to any law other than the General Corporation Law of the State of Delaware and the laws of the State of New York. This opinion is rendered only with respect to the laws and legal interpretations and the facts and circumstances in effect on the date hereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP